Exhibit 10.90
Execution Version
NOTE AND WARRANT REDEMPTION AGREEMENT, FOURTH AMENDMENT TO
SELLER NOTE SECURITIES PURCHASE AGREEMENT, FIRST AMENDMENT TO
THE SECOND AMENDED AND RESTATED SELLER NOTE AND RIGHTS
AGREEMENT TERMINATION AGREEMENT
THIS NOTE AND WARRANT REDEMPTION AGREEMENT, FOURTH AMENDMENT TO SELLER NOTE SECURITIES PURCHASE AGREEMENT, FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED SELLER NOTE AND RIGHTS AGREEMENT TERMINATION AGREEMENT (the “Agreement”) is made effective as of December 18, 2009, between Alion Science and Technology Corporation, a Delaware corporation (the “Company”), and Illinois Institute of Technology, an Illinois not-for-profit corporation (“IIT”).
WHEREAS, the Company and IIT Research Institute, an Illinois not-for-profit corporation affiliated with and controlled by IIT (“IITRI”) entered into that certain Seller Note Securities Purchase Agreement dated as of December 20, 2002 (the “Original Seller Note Securities Purchase Agreement”), pursuant to which, among other things, the Company issued to IITRI its 6% junior subordinated promissory note (together with any notes issued in exchange therefor or replacement thereof, and as amended and/or restated from time to time, including without limitation the Second Amended and Restated Seller Note (as defined below), the “Seller Note”) in the original principal amount of Thirty-Nine Million Nine Hundred Thousand United States Dollars ($39,900,000);
WHEREAS, the Company, IITRI and Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust (the “Trust”), inter alia, entered into that certain Rights Agreement dated as of December 20, 2002, as subsequently amended (the “Rights Agreement”);
WHEREAS, as of July 1, 2004, IITRI transferred to IIT all its rights and interests in the Original Seller Note Securities Purchase Agreement, and IIT and the Company amended the Original Seller Note Securities Purchase Agreement as of that time;
WHEREAS, IIT is IITRI’s successor in interest under the Rights Agreement as a result of the aforesaid transfer of IITRI’s rights in and to the Original Seller Note Securities Purchase Agreement to IIT as of July 1, 2004;
WHEREAS, the Company and IIT further entered into (a) an agreement captioned First Amendment to the Seller Note Securities Purchase Agreement as of June 30, 2006, (b) an agreement captioned Second Amendment to the Seller Note Securities Purchase Agreement as of January 9, 2008, and (c) an agreement captioned Third Amendment to the Seller Note Securities Purchase Agreement and First Amendment to Rights Agreement as of August 29, 2008 (the Original Seller Note Securities Purchase Agreement as so amended is hereinafter referred to as the “Seller Note Securities Purchase Agreement”);
WHEREAS, on August 29, 2008 the Seller Note was restated in the form of a Junior Subordinated Second Amended and Restated Note due August 6, 2013 (the “Second Amended

and Restated Seller Note”) issued to IIT with a capitalized aggregate principal amount (effective as of December 21, 2008) of Fifty-One Million Seven Hundred Three Thousand Five Hundred Thirty-Eight and 40/100 United States Dollars ($51,703,538.40);
WHEREAS, the Company, IIT and the Trust entered into that certain Amended and Restated Seller Warrant Agreement dated as of August 29, 2008 (together with any warrant issued in exchange therefor or replacement thereof, and as further amended and/or restated from time to time, “Seller Warrant No. 3”), pursuant to which the Company granted to IIT a right to purchase up to One Million Eighty Thousand Four Hundred Thirty-Six and Eight-Tenths (1,080,436.8) shares of the Company’s $0.01 par value per share common stock (“Common Stock”), which Seller Warrant No. 3 remains unexercised and outstanding in full as of the date hereof;
WHEREAS, the Company, IIT and the Trust entered into that certain Warrant Agreement dated as of August 29, 2008 (together with any warrant issued in exchange therefor or replacement thereof, and as amended and/or restated from time to time, “Seller Warrant No. 4”, and collectively with Seller Warrant No. 3, the “Seller Warrants”), pursuant to which the Company granted to IIT a right to purchase up to Five Hundred Fifty Thousand (550,000) shares of Common Stock, which Seller Warrant No. 4 remains unexercised and outstanding in full as of the date hereof; and
WHEREAS, subject to the terms and conditions of this Agreement, IIT desires to sell to the Company, and the Company desires to redeem in full from IIT, the Seller Note and the Seller Warrants.
NOW, THEREFORE, in consideration of the premises set forth above and the respective covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:
1. Redemption of the Seller Note. IIT hereby agrees to sell to the Company, and the Company hereby agrees to redeem in full from IIT, the Seller Note (including any and all component and related rights).
2. Redemption of the Seller Warrants. IIT hereby agrees to sell to the Company, and the Company hereby agrees to redeem in full from IIT, each and all of the Seller Warrants (including any and all component and related rights). The redemption of the Seller Note and the redemption of the Seller Warrant shall be referred to collectively as the “Redemption”.
3. Redemption Price. The Company shall pay IIT an aggregate amount (the “Redemption Price”) equal to Twenty-Five Million Dollars ($25,000,000.00) in respect of the redemption of the Seller Note and the Seller Warrants.
4. Closing. The closing of the redemption of the Seller Note and the Seller Warrants by the Company (the “Closing”) shall take place upon the satisfaction of the Company’s conditions precedent set forth in Section 5 below or the waiver by the Company of the same, subject further to the election of the Company to terminate this Agreement as set forth in Section 16 below. At the Closing, the Company shall pay the Redemption Price to IIT by wire transfer of immediately available funds to an account designated by IIT, and upon its receipt of the Redemption Price, IIT shall deliver to the Company any and all executed originals of the Seller Note and Seller Warrants, each of which shall be marked “cancelled”, and which immediately thereafter shall be cancelled on the books of the Company. IIT hereby agrees that it will not sell, transfer or convey to any third party the Seller Note or Seller Warrants, or exercise the Seller Warrants, in whole or in part, from and after the date hereof and through the Closing; provided, however, IIT’s agreement in this Section 4 not to sell, transfer or convey to any third party the Seller Note or Seller Warrants or to exercise the Seller Warrants shall immediately expire upon termination of this Agreement pursuant to Section 16 below.
5. Company’s Conditions Precedent to Closing. The obligation of the Company to consummate the Redemption and pay to IIT the Redemption Price is subject to the satisfaction of each of the following conditions (any of which may be waived by the Company, in whole or in part in the Company’s sole discretion):
(a) all of IIT’s representations and warranties set forth in this Agreement must have been true and correct as of the date of this Agreement and must be true and correct in all material respects as of the Closing as though made on the Closing;
(b) all of the covenants and obligations that IIT is required to perform or comply with under this Agreement on or before the Closing must have been duly performed and complied with in all material respects;
(c) the Company shall have access to sufficient capital in accordance with its debt agreements to pay the Redemption Price; and
(d) the payment by the Company of the Redemption Price shall be permitted under that certain Second Amended and Restated Subordination Agreement dated as of August 29, 2008 by and between IIT and Credit Suisse AG (as successor to Credit Suisse Cayman Islands Branch) (the “Subordination Agreement”) or the Company and IIT shall have obtained from any necessary party that party’s or that party’s representative’s consent or waiver under applicable agreements, including, without limitation, the Subordination Agreement, to the payment by the Company of the Redemption Price to IIT.
6. IIT’s Conditions Precedent to Closing. The obligations of IIT to sell the Seller Note and the Seller Warrants to the Company and tender to the Company executed originals of the same marked “cancelled” as called for in Section 4 above are subject to the satisfaction, on or before the Closing of each of the following conditions (any of which may be waived by IIT, in whole or in part in ITT’s sole discretion):
(a) all of the Company’s representations and warranties set forth in this Agreement must have been true and correct as of the date of this Agreement and must be true and correct in all material respects as of the Closing as though made on the Closing;
(b) except with regard to the Redemption Price, all of the covenants and obligations that the Company is required to perform or comply with under this Agreement on or before the Closing must have been duly performed and complied with in all material respects;

(c) the Company shall have paid the Redemption Price; and
(d) the payment by the Company of the Redemption Price shall be permitted under the Subordination Agreement or the Company and IIT shall have obtained from any necessary party that party’s or that party’s representative’s consent or waiver under applicable agreements, including, without limitation, the Subordination Agreement, to the payment by the Company of the Redemption Price to IIT.
7. Termination of Seller Note Securities Purchase Agreement, Seller Note and Seller Warrants. IIT hereby acknowledges and agrees that immediately upon the Redemption and receipt of the Redemption Price by IIT from the Company and without the need for any additional agreement or further written instrument, each of the Seller Note Securities Purchase Agreement, the Seller Note and the Seller Warrants shall terminate and have no further force or effect and the obligations of the Company under the Seller Note and the Seller Warrants shall be deemed fully satisfied and discharged such that IIT shall no longer have any rights whatsoever thereunder and the Company shall no longer have any obligations whatsoever thereunder.
8. Termination of Rights Agreement. IIT hereby further acknowledges and agrees that immediately upon the Redemption and without the need for any additional agreement or further written instrument, the Rights Agreement shall terminate and have no further force and effect and shall be deemed fully satisfied and discharged such that IIT shall no longer have any rights under the Rights Agreement, including without limitation, the right to appoint a member of the Company’s Board of Directors, and the Company shall no longer have any obligations under the Rights Agreement to IIT in its capacity as a holder of the Seller Note or the Seller Warrants.
9. Amendment of Seller Note and Seller Note Securities Purchase Agreement. The Seller Note and the Seller Note Securities Purchase Agreement are hereby amended as follows:
(a) by striking in its entirety the second paragraph of the Seller Note and replacing the same with the following:
Prior to the sixth anniversary of the Closing Date interest on the Notes will be payable quarterly in arrears in the form of payment-in-kind notes (“PIK Notes”). Except as otherwise and further set forth below, interest paid in PIK Notes will not be compounded and PIK Notes will therefore be non-interest bearing obligations, payable as provided in the PIK Notes. After the sixth anniversary of the Closing Date interest accrues and is payable as set forth below. The first installment of interest on the Notes for the Original Principal Amount was payable on March 31, 2003, and thereafter interest, except as otherwise provided below, is payable on said Notes, quarterly in arrears on the last Business Day of March, June, September and December of each year, commencing June 30, 2003; provided, however, that for all interest payable after the Interest Adjustment Date (as defined below), such quarterly payments of interest on the Notes for the Capitalized Principal Amount shall be due and payable on October 1, January 2, April 1 and July 1 of each year; provided further that the first payment of interest after the Interest Adjustment Date will be due and payable on April 1, 2009 (and such first payment of interest shall include interest accrued during the months of January, 2009 through March, 2009 plus interest accrued during the time December 21, 2008 through and including December 31, 2008); and provided further that interest otherwise payable on January 2, 2010 will not be due and will not be payable until April 1, 2010. The scheduled quarterly payments of accrued interest after the Interest Adjustment Date shall continue to be payable in arrears until the principal hereof shall have become due and payable (whether at the Maturity Date (as defined in the Seller Note Securities Purchase Agreement) or at a date fixed for prepayment or by declaration or otherwise), and with interest on any overdue principal (including any overdue prepayment of principal) and, to the extent permitted by applicable law, any overdue installment of interest, at a rate equal to 3% per annum above the interest rate then applicable to non-overdue installments of principal or interest until paid, payable quarterly as aforesaid or, at the option of the holder hereof, on demand and, upon acceleration of this Note; provided that, and as further provided in the Seller Note Securities Purchase Agreement, in no event shall the amount payable by the Company as interest on this Note exceed the highest lawful rate permissible under any law applicable hereto. Payments of principal and interest hereon shall be made, except with regard to interest payable in the form of PIK Notes as provided herein, in lawful money of the United States of America by the method and at the address for such purpose specified in the Seller Note Securities Purchase Agreement, and such payments shall be overdue for purposes hereof if not made on the scheduled date of payment therefor, without giving effect to any applicable grace period and notwithstanding that such payment may be prohibited under the Subordination Agreement.
(b) by striking in its entirety the fourth paragraph of the Seller Note and replacing the same with the following:
Third, beginning with the day after the sixth anniversary of the Closing Date (the “Interest Adjustment Date”) through and including the Maturity Date, interest on the Notes shall be payable, except as provided above, quarterly in arrears at a rate of 16% per annum on the Capitalized Principal Amount or the applicable Revised Principal Amount (as defined below), whichever is less, if the Company has prepaid principal as provided in this Note computed on the actual number of days elapsed in any year (based upon a year of twelve 30-day months and a 360 day year). Five-Eighths of any such interest payable from the Interest Adjustment

Date through and including the Maturity Date shall be payable quarterly in arrears in the form of compounding PIK Notes (a form of such compounding PIK Notes is attached as an exhibit to the Third Amendment to the Seller Note Securities Purchase Agreement and First Amendment to the Rights Agreement of even date herewith) and the remaining Three-Eighths shall be payable quarterly in arrears in cash. Accordingly, the Company shall pay during such time, except as provided above, interest quarterly in arrears in the amount of 10% per annum in compounding PIK Notes and pay during such time interest quarterly in arrears in the amount of 6% per annum in cash.
(c) by striking in its entirety the final paragraph of Section 2(c) of the Seller Note Securities Purchase Agreement and by replacing the same with the following:
Third, provided the Company makes the first principal prepayment set forth in Section 2(d) below, then as of December 21, 2008 the aggregate principal amount of the amended and restated Notes shall be increased to $51,703,538.40, which represents the net principal amount after taking into account of such prepayment and the capitalization of PIK Notes and Compounding PIK Notes to the principal of the Notes for the time period December 21, 2002 through and including December 20, 2008 (the “Capitalized Principal Amount”); provided, however, that if the Company fails to make said first principal payment, then the aggregate principal amount of the Notes shall be Fifty-Four Million Seven Hundred Three Thousand Five Hundred Thirty-Eight and 40/100 DOLLARS ($54,703,538.40) and in such an event the Capitalized Principal Amount shall be deemed to be Fifty-Four Million Seven Hundred Three Thousand Five Hundred Thirty-Eight and 40/100 DOLLARS ($54,703,538.40). Beginning with the day after the sixth anniversary of the Closing Date (the “Interest Adjustment Date”) through and including the Maturity Date, interest on the Notes shall accrue and be payable, except as provided below, quarterly in arrears at a rate of 16% per annum on the Capitalized Principal Amount or the Revised Principal Amount (as defined below) as applicable computed on the actual number of days elapsed in any year (based upon a year of twelve 30-day months and a 360 day year). Five-Eighths of any interest payable from the Interest Adjustment Date through and including the Maturity Date shall be payable quarterly in arrears in the form of compounding PIK Notes substantially in the form of Exhibit 2(c)(3) and the remaining Three-Eighths shall be payable quarterly in arrears in cash. Accordingly, the Company shall pay, except as provided below, during such time interest quarterly in arrears in the amount of 10% per annum in compounding PIK Notes and pay, except as provided below, during such time interest quarterly in arrears in the amount of 6% per annum in cash. The first installment of interest on the Notes for the Original Principal Amount was payable on March 31, 2003, and thereafter interest is payable on the Notes, quarterly in arrears on the last Business Day of March, June, September and December of each year, commencing March 31, 2003; provided, however, that for all interest payable after the Interest Adjustment Date, such quarterly payments of interest on the Notes for the Capitalized Principal Amount shall be due and payable on October 1, January 2, April 1 and July 1 of each year, and the first payment of interest after the Interest Adjustment Date shall be due and payable on April 1, 2009 (and such first payment of interest shall include interest accrued during the months of January, 2009 through March, 2009 plus interest accrued during the time December 21, 2008 through and including December 31, 2008); and provided further that the interest otherwise payable on January 2, 2010 will not be due and will not be payable until April 1, 2010. Accrued and unpaid interest is due and payable on the Maturity Date. In no event shall the amount paid or agreed to be paid by the Company as interest on any Note exceed the highest lawful rate permissible under any law applicable thereto.
(d) by amending Exhibit 2(a) to the Seller Note Securities Purchase Agreement to reflect the amendments set forth in Section 2(c) of this Amendment.
10. Resignation of Directors. Pursuant to Section 2(c) of the Rights Agreement, IIT has nominated certain directors to the Board of Directors of the Company (the “Board”). Upon and subject to the Closing and IIT’s receipt of the Redemption Price, IIT shall cause each and every said director that IIT has nominated then a member of the Board to execute and deliver to Dr. Bahman Atefi, Chairman of the Board of Directors of the Company, his written resignation as a member of the Board of Directors of the Company, which resignation shall state that it is effective as of the date of the Closing. To the extent that the Board’s authorization and approval for (x) the Redemption, the payment of the Redemption Price and the satisfaction and discharge of the Seller Note and the Seller Warrants and (y) other transactions part of a series of transactions intended to satisfy and discharge the Company’s existing Term B Credit Facility shall be dated effective as of the date of said director’s resignation, then, upon and subject to the Closing and IIT’s receipt of the Redemption Price, said director’s resignation shall state that it shall be deemed to have taken place and become effective after the time of the Board’s approval of the foregoing transactions.
11. Representation and Warranty. Each party hereby represents and warrants to the other that this Agreement has been duly authorized, executed and delivered by each party hereto, and this Agreement constitutes the valid and binding legal obligation of such party, enforceable against such party in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies.

12. Full Waiver, Release and Discharge by IIT. IIT, for itself and on behalf of its successors and assigns, its insurers and any person or entity claiming through IIT, hereby knowingly and voluntarily, fully and forever, (a) effective as of the date of this Agreement, to the fullest extent possible under applicable law, waives any and all rights under any provision of the Seller Note Securities Purchase Agreement, the Second Amended and Restated Seller Note, the Seller Warrants and the Rights Agreement that would contravene, restrict, condition, or require notice in connection with any provision of this Agreement or the transactions contemplated hereby and (b) effective upon the Closing and its receipt of the Redemption Price, to the fullest extent possible under applicable law, releases, discharges, indemnifies, holds harmless and acquits the Company, its officers, directors, employees, agents, representatives, successors and assigns from and against any and all claims, demands, causes of action, suits, obligations, liabilities, sums of money, debts, covenants, agreements, and damages whatsoever, whether known or unknown, which IIT, directly or indirectly, may now or hereafter have or claim to have had against the Company, based in whole or in part upon, or which may arise from or be in any way connected to the Seller Note Securities Purchase Agreement, the Second Amended and Restated Seller Note, the Seller Warrants or the Rights Agreement.
13. Entire Agreement. This Agreement constitutes the entire agreement between IIT and the Company concerning its subject matter and supersedes all prior oral and written communications between IIT and the Company with respect to the subject matter contained herein.
14. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.
15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.
16. Termination.
(a) If the Closing shall not have occurred on or before March 31, 2010, then either the Company or IIT may terminate this Agreement by delivering written notice of termination to, in the case of IIT, to IIT at the following address:
John L. Anderson
President
Illinois Institute of Technology
Perlstein Hall, Suite 223
10 West 33rd Street
Chicago, Illinois 60616
Fax: (312) 567-3004
Email: johna@iit.edu
and, in the case of the Company, to the Company at the following address:
Bahman Atefi

Chief Executive Officer
Alion Science and Technology
1750 Tysons Boulevard
Suite 1300
McLean, Virginia 22102
Fax: 703-714-6508
Email: Batefi@alionscience.com
With a copy, which shall not constitute notice, to:
General Counsel
Alion Science and Technology
1750 Tysons Boulevard
Suite 1300
McLean, Virginia 22102
Fax: 703-734-6901
(b) Said notice shall be deemed given when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the address and individual indicated above or to such other address, facsimile number, e-mail address or individual as IIT or the Company may designate by notice to the other in the manner prescribed for notices by the Seller Note Securities Purchase Agreement.
(c) Said right of termination is in addition to any other rights the Company and IIT may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to this Section 16, all obligations of the Parties under this Agreement will terminate and be of no further force or effect whatsoever, except that the amendments to the Seller Note and the Seller Note Securities Purchase Agreement set forth in Section 9 above will survive.
[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its officers thereunto duly authorized as of the date hereof.

Alion Science and Technology Corporation		Illinois Institute of Technology

By:	/s/ Bahman Atefi Name: Bahman Atefi	By:	/s/ John L. Anderson Name: John L. Anderson
	Title: Chairman and CEO		Title: President